Exhibit 10.28

TRIZEC PROPERTIES, INC.

2004 Compensation for Named Executive Officers

     The following table sets forth the salary, bonus and long term equity incentive awards paid in respect of services for fiscal year 2004 to Trizec Properties, Inc.’s (“Trizec”) Chief Executive Officer, its four most highly compensated executive officers who were serving as executive officers as of December 31, 2004, and a former executive officer who resigned during fiscal 2004 and was not serving as an executive officer as of December 31, 2004. These officers collectively are referred to as the “named executive officers.”

				2004 LTIP
Name & Principal Position	2004 Salary	2004 Bonus		Award(1)(#)
Peter Munk
Chairman of the Board of Directors(2)	$500,000	$0		0
Timothy H. Callahan
President, Chief Executive Officer and Director	1,000,000	1,600,000	(3)	66,000	(4)
Casey R. Wold
Former Executive Vice President and Chief Investment Officer and Former Director	449,515	466,667	(5)	—
Michael C. Colleran
Executive Vice President and Chief Financial Officer	350,000	600,000	(3)	32,000	(4)
William R.C. Tresham
Executive Vice President and Chief Operating Officer	325,000	500,000	(3)	30,000	(4)
Ted R. Jadwin
Senior Vice President, General Counsel and Corporate Secretary	283,000	170,000	(3)	11,000	(4)

(1)	2004 long term equity incentive awards were made in the form of restricted stock rights, or “RSRs,” granted under the Trizec Properties, Inc. 2002 Long Term Incentive Plan (as amended and restated effective May 29, 2003, as amended), or “LTIP.” Upon vesting of the RSRs, one share of Trizec’s common stock is issuable for each RSR that vests. Fifty percent of an award of RSRs to an executive officer is subject to time-based vesting requirements, such that the award vests in equal, annual increments over five years, beginning on the first anniversary of the date of grant, as long as the officer remains in Trizec’s continuous employment through the applicable vesting date. The remaining 50% of an executive officer’s award is subject to performance-based vesting requirements, such that the award vests in equal, annual increments over five years, beginning on the first anniversary of the date of grant, based on Trizec’s achievement for the applicable performance year of either of two specified performance goals. The performance goals for a particular performance year are established annually by the Compensation Committee of the Board of Directors of Trizec within the first sixty days of the applicable fiscal year. The performance goals for the 2005 performance period, as established by the Compensation Committee on February 18, 2005, are based upon Trizec’s achievement of either of two goals measured by Trizec’s total return to stockholders for the year.

(2)	Mr. Munk did not receive any bonus or long term equity incentive awards for 2004. For 2004, Trizec Canada Inc., of which Mr. Munk is the Chief Executive Officer and Chairman of the Board of Directors, and Trizec each agreed to pay 50% of Mr. Munk’s annual compensation of $1,000,000. The amount reported in the table reflects Trizec’s 50% share of Mr. Munk’s 2004 salary. Under the arrangement, Trizec Canada Inc. paid Mr. Munk the full $1,000,000 in Canadian dollars and Trizec reimbursed Trizec Canada for Trizec’s share of Mr. Munk’s 2004 salary in Canadian dollars on a monthly basis. As a result of the fluctuation in the currency exchange rate between the U.S. dollar and Canadian dollar, Trizec’s actual out-of-pocket reimbursement to Trizec Canada for Trizec’s pro rata share of Mr. Munk’s 2004 salary was $549,648. In addition, Trizec reimbursed Trizec Canada $9,898 for Trizec’s pro rata share of the Canadian employer withholding taxes that Trizec Canada Inc. was required to pay in connection with the payment of Mr. Munk’s 2004 salary. As a result, Trizec reimbursed Trizec Canada an aggregate of $559,546.

(3)	Bonus awards for fiscal year 2004 were made in the amounts indicated and were paid in the form of cash and/or RSRs on February 18, 2005, based on a valuation price of $18.00 per share of Trizec common stock, as follows:

• Mr. Callahan, $1,600,000 paid in the form of 88,889 RSRs;

• Michael C. Colleran, $450,006 paid in cash and $149,994 paid in the form of 8,333 RSRs;

• William R.C. Tresham, $375,008 paid in cash and $124,992 paid in the form of 6,944 RSRs; and

• Ted R. Jadwin, $127,502 paid in cash and $42,498 paid in the form of 2,361 RSRs.

The RSRs issued as part of the named executive officer’s bonus vest in equal, annual increments over three years, beginning on the first anniversary of the date of grant, as long as the officer remains in Trizec’s continuous employment through the applicable vesting date, and are settled in shares of Trizec’s common stock, on a one-for-one basis, at the time of vesting. The RSRs entitle the holders the right to receive dividends based on the number of shares of common stock underlying the RSRs, but do not have voting rights.

(4)	For fiscal year 2004, the amount shown reflects the number of RSRs granted to each executive officer on February 18, 2005 based on a valuation price of $18.00 per share of Trizec’s common stock.

(5)	Effective September 17, 2004, Mr. Wold resigned his position as Executive Vice President and Chief Investment Officer of Trizec and as a member of our board of directors. Amounts shown reflect salary and a prorated cash bonus earned by Mr. Wold through September 17, 2004, the date of his resignation.